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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)


                                  AVTEAM, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


 CLASS A COMMON STOCK, $0.01 PAR VALUE                      054527 20 5
--------------------------------------------  ----------------------------------
    (TITLE OF CLASS OF SECURITIES)                         (CUSIP NUMBER)



*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                              (Page 1 of 11 Pages)


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NYFS03...:\15\36315\0036\1708\SCH1288T.46A

------------------------------------        ------------------------------------
CUSIP No. 054527 20 5                  13G         Page 2 of 11 pages
------------------------------------        ------------------------------------

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  1          NAME OF REPORTING PERSON:          CLIPPER CAPITAL ASSOCIATES, L.P.

             S.S. OR I.R.S. IDENTIFICATION NO. OF
             ABOVE PERSON:                                13-3706321
--------------------------------------------------------------------------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:          (A) [_]
                                                                        (B) [X]
--------------------------------------------------------------------------------
  3          SEC USE ONLY

--------------------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF              DELAWARE
             ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF          5    SOLE VOTING POWER:         0
   SHARES
                  --------------------------------------------------------------
                    6    SHARED VOTING POWER:       2,414,286 (INCLUDES 439,644
BENEFICIALLY                                        SHARES ACQUIRABLE UPON
                                                    CONVERSION OF ALL CLASS B
                                                    COMMON STOCK BENEFICIALLY
  OWNED BY                                          OWNED BY THE REPORTING
                                                    PERSON)
                  --------------------------------------------------------------
   EACH             7    SOLE DISPOSITIVE POWER:    0
 REPORTING
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER:  2,414,286 (INCLUDES 439,644
PERSON WITH                                         SHARES ACQUIRABLE UPON
                                                    CONVERSION OF ALL CLASS B
                                                    COMMON STOCK BENEFICIALLY
                                                    OWNED BY THE REPORTING
                                                    PERSON)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY               2,414,286 (INCLUDES 439,644
        OWNED BY REPORTING PERSON:                  SHARES ACQUIRABLE UPON
                                                    CONVERSION OF ALL CLASS B
                                                    COMMON STOCK BENEFICIALLY
                                                    OWNED BY THE REPORTING
                                                    PERSON)
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [_]
        CERTAIN SHARES:

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   20.9% (ASSUMING
                                                             CONVERSION OF ALL
                                                             SHARES OF CLASS B
                                                             COMMON STOCK
                                                             BENEFICIALLY OWNED
                                                             BY THE REPORTING
                                                             PERSON)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON:            PN

--------------------------------------------------------------------------------

------------------------------------        ------------------------------------
CUSIP No. 054527 20 5                  13G         Page 3 of 11 pages
------------------------------------        ------------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON:            CLIPPER/MERCHANT PARTNERS, L.P.

        S.S. OR I.R.S. IDENTIFICATION NO. OF
        ABOVE PERSON:                                13-3737437
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:               (A) [_]
                                                                        (B) [X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF              DELAWARE
        ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER:              0
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:            729,534
  OWNED BY
                  --------------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:         0
  REPORTING
                  --------------------------------------------------------------
PERSON WITH          8    SHARED DISPOSITIVE POWER:       729,534

--------------------------------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY                729,534
             OWNED BY REPORTING PERSON:

--------------------------------------------------------------------------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          [_]
             CERTAIN SHARES:

--------------------------------------------------------------------------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):           6.6%

--------------------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:            PN

--------------------------------------------------------------------------------

------------------------------------        ------------------------------------
CUSIP No. 054527 20 5                  13G         Page 4 of 11 pages
------------------------------------        ------------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON:            CLIPPER/MERBAN, L.P.

        S.S. OR I.R.S. IDENTIFICATION NO. OF
        ABOVE PERSON:                                98-0137328
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:               (A) [_]
                                                                        (B) [X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF              DELAWARE
        ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF          5    SOLE VOTING POWER:         0
   SHARES
                  --------------------------------------------------------------
                    6    SHARED VOTING POWER:       729,534 (INCLUDES 439,644
BENEFICIALLY                                        SHARES ACQUIRABLE UPON
                                                    CONVERSION OF ALL CLASS B
                                                    COMMON STOCK BENEFICIALLY
  OWNED BY                                          OWNED BY THE REPORTING
                                                    PERSON)
                  --------------------------------------------------------------
   EACH             7    SOLE DISPOSITIVE POWER:    0
 REPORTING
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER:  729,534 (INCLUDES 439,644
PERSON WITH                                         SHARES ACQUIRABLE UPON
                                                    CONVERSION OF ALL CLASS B
                                                    COMMON STOCK BENEFICIALLY
                                                    OWNED BY THE REPORTING
                                                    PERSON)
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY                729,534 (INCLUDES 439,644
       OWNED BY REPORTING PERSON:                   SHARES ACQUIRABLE UPON
                                                    CONVERSION OF ALL CLASS B
                                                    COMMON STOCK BENEFICIALLY
                                                    OWNED BY THE REPORTING
                                                    PERSON)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [_]
       CERTAIN SHARES:

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   6.3% (assuming
                                                            conversion of all
                                                            shares of Class B
                                                            Common Stock
                                                            beneficially owned
                                                            by the Reporting
                                                            Person)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON:            PN

--------------------------------------------------------------------------------

------------------------------------        ------------------------------------
CUSIP No. 054527 20 5                  13G         Page 5 of 11 pages
------------------------------------        ------------------------------------

--------------------------------------------------------------------------------
  1          NAME OF REPORTING PERSON:          CLIPPER EQUITY PARTNERS I, L.P.

             S.S. OR I.R.S. IDENTIFICATION NO. OF
             ABOVE PERSON:                                13-3834258
--------------------------------------------------------------------------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:          (A) [_]
                                                                        (B) [X]
--------------------------------------------------------------------------------
  3          SEC USE ONLY

--------------------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF              DELAWARE
             ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER:              0
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:            547,151
  OWNED BY
                  --------------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:         0
  REPORTING
                  --------------------------------------------------------------
PERSON WITH          8    SHARED DISPOSITIVE POWER:       547,151

--------------------------------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY                547,151
             OWNED BY REPORTING PERSON:

--------------------------------------------------------------------------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [_]
             CERTAIN SHARES:

--------------------------------------------------------------------------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):           4.9%

--------------------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:            PN

--------------------------------------------------------------------------------

------------------------------------        ------------------------------------
CUSIP No. 054527 20 5                  13G         Page 6 of 11 pages
------------------------------------        ------------------------------------

--------------------------------------------------------------------------------
  1          NAME OF REPORTING PERSON:            CLIPPER/EUROPEAN RE, L.P.

             S.S. OR I.R.S. IDENTIFICATION NO. OF
             ABOVE PERSON:                                98-0154020
--------------------------------------------------------------------------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:         (A) [_]
                                                                       (B) [X]
--------------------------------------------------------------------------------
  3          SEC USE ONLY

--------------------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF              DELAWARE
             ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER:              0
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:            364,767
  OWNED BY
                  --------------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:         0
  REPORTING
                  --------------------------------------------------------------
PERSON WITH          8    SHARED DISPOSITIVE POWER:       364,767

--------------------------------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY                364,767
             OWNED BY REPORTING PERSON:

--------------------------------------------------------------------------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
             CERTAIN SHARES:

--------------------------------------------------------------------------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):        3.3%

--------------------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:            PN

--------------------------------------------------------------------------------

------------------------------------        ------------------------------------
CUSIP No. 054527 20 5                  13G         Page 7 of 11 pages
------------------------------------        ------------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON:            CLIPPER CAPITAL ASSOCIATES, INC.

        S.S. OR I.R.S. IDENTIFICATION NO. OF
        ABOVE PERSON:                                13-3706407
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [_]
                                                                      (B) [X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF              DELAWARE
        ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF          5    SOLE VOTING POWER:          0
   SHARES
                  --------------------------------------------------------------
                    6    SHARED VOTING POWER:        2,414,286 (INCLUDES 439,644
BENEFICIALLY                                         SHARES ACQUIRABLE UPON
                                                     CONVERSION OF ALL CLASS B
                                                     COMMON STOCK BENEFICIALLY
  OWNED BY                                           OWNED BY THE REPORTING
                                                     PERSON)
                  --------------------------------------------------------------
    EACH            7    SOLE DISPOSITIVE POWER:     0
  REPORTING
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER:   2,414,286 (INCLUDES 439,644
PERSON WITH                                          SHARES ACQUIRABLE UPON
                                                     CONVERSION OF ALL CLASS B
                                                     COMMON STOCK BENEFICIALLY
                                                     OWNED BY THE REPORTING
                                                     PERSON)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY                2,414,286 (INCLUDES 439,644
        OWNED BY REPORTING PERSON:                   SHARES ACQUIRABLE UPON
                                                     CONVERSION OF ALL CLASS B
                                                     COMMON STOCK BENEFICIALLY
                                                     OWNED BY THE REPORTING
                                                     PERSON)
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [_]
        CERTAIN SHARES:

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):    20.9% (ASSUMING
                                                              CONVERSION OF ALL
                                                              SHARES OF CLASS B
                                                              COMMON STOCK
                                                              BENEFICIALLY OWNED
                                                              BY THE REPORTING
                                                              PERSON)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON:            CO

--------------------------------------------------------------------------------

ITEM 1

     (a)   NAME OF ISSUER:

           AVTEAM, Inc.

     (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           3230 Executive Way
           Miramar, Florida 33025

ITEM 2

     (a)   NAME OF PERSON FILING:

           See Item 1 of the Cover Pages attached hereto.

     (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           For all Reporting Persons except Clipper/Merban, L.P. and Clipper/European Re, L.P.:

           650 Madison Avenue
           New York, New York  10022

           For Clipper/Merban, L.P. and Clipper/European Re, L.P.:

           De Ruyterkade 62
           P.O Box 812
           Curacao Netherlands Antilles

     (c)   CITIZENSHIP:

           See Item 4 of the Cover Pages attached hereto.

     (d) TITLE OF CLASS OF SECURITIES:

           Class A Common Stock, par value $0.01 per share

     (e)   CUSIP NUMBER:   054527 20 5

ITEM 3
           Not applicable.

ITEM 4     OWNERSHIP.

     (a)   Amount Beneficially Owned:

           See Item 9 of the Cover Pages attached hereto.

     (b) Percent of Class:

           See Item 11 of the Cover Pages attached hereto.

     (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote

                 See Item 5 of the Cover Pages attached hereto.

            (ii) Shared power to vote or to direct the vote

                 See Item 6 of the Cover Pages attached hereto and below.

           (iii) Sole power to dispose or to direct the disposition of

                 See Item 7 of the Cover Pages attached hereto.

            (iv) Shared power to dispose or to direct the disposition of

                 See Item 8 of the Cover Pages attached hereto and below.

               Clipper Capital Associates, L.P. ("CCA") directly owns 43,300 shares of Class A Common Stock ("Class A Shares"). CCA is the general partner of: (i) Clipper/Merchant Partners, L.P. ("Merchant"), which directly owns 729,534 Class A Shares; (ii) Clipper/Merban, L.P. ("Merban"), which directly owns 289,890 Class A Shares; (iii) Clipper Equity Partners I, L.P. ("Equity"), which directly owns 547,151 Class A Shares; and (iv) Clipper/European Re, L.P. ("European"), which directly owns 364,767 Class A Shares. Pursuant to the limited partnership agreements of Merchant, Merban, Equity and European, CCA is the investment general partner, with sole investment authority and power to vote or direct the vote, and to dispose or to direct the disposition of, Class A Shares held by Merchant, Merban, Equity and European. Accordingly, for purposes hereof, CCA may be deemed to respectively share with each of Merchant, Merban, Equity and European the power to vote or direct the vote, and to dispose or to direct the disposition of, Class A Shares held by Merchant, Merban, Equity and European. Moreover, Clipper Capital Associates, Inc. ("CCA, Inc.") is the sole general partner of CCA. Accordingly, for purposes hereof, CCA, Inc. may also be deemed to share the power to vote or direct the vote, and to dispose or to direct the disposition of, the Shares held directly by CCA, Merban and Merchant. Merban also directly owns 439,644 shares of Class B Common Stock, which are convertible 1:1 into Class A Shares.

ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.  See Item 4.

ITEM 9     NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10    CERTIFICATION.

           Not applicable.

                                  SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 4, 1998

                                 CLIPPER CAPITAL ASSOCIATES, L.P.
                                 By:  Clipper Capital Associates, Inc.,
                                      its general partner

                                 CLIPPER/MERCHANT PARTNERS, L.P.
                                 By:  Clipper Capital Associates, L.P.,
                                      its general partner
                                      By:  Clipper Capital Associates, Inc.,
                                           its general partner

                                 CLIPPER/MERBAN, L.P.
                                 By:  Clipper Capital Associates, L.P.,
                                      its general partner
                                      By:  Clipper Capital Associates, Inc.,
                                           its general partner

                                 CLIPPER EQUITY PARTNERS I, L.P.
                                 By:  Clipper Capital Associates, L.P.
                                      its general partner
                                      By:  Clipper Capital Associates, Inc.,
                                           its general partner

                                 CLIPPER/EUROPEAN RE, L.P.
                                 By: Clipper Capital Associates, L.P.,
                                      its general partner
                                      By:  Clipper Capital Associates, Inc.,
                                           its general partner


                                 CLIPPER CAPITAL ASSOCIATES, INC.

                                 By: /s/ Eugene P. Lynch
                                     ------------------------------------
                                      Name:  Eugene P. Lynch
                                      Title:   Treasurer and Secretary